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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                           World Commerce Online, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    98144Q10
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


--------------------------------------         --------------------------------
CUSIP No.      98144Q10                         Page 2 of 11 Pages
          --------------------
--------------------------------------         --------------------------------


--------- ------------------------------------------------------------------------------------------------------------
 1         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Interprise Technology Partners, L.P.
--------- ------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                  (a) |_|
                                                                                                             (b) |_|

--------- ------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
---------------------------- ------ ----------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ ----------------------------------------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   5,560,000
                             ------ ----------------------------------------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ ----------------------------------------------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    5,560,000
---------------------------- ------ ----------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,560,000
--------- ------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          25.5%
--------- ------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

12        PN
--------- ------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------         --------------------------------
CUSIP No.      98144Q10                         Page 3 of 11 Pages
          --------------------
--------------------------------------         --------------------------------


--------- ------------------------------------------------------------------------------------------------------------
 1         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Miller Technology Management, L.P.
--------- ------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                  (a) |_|
                                                                                                             (b) |_|

--------- ------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
---------------------------- ------ ----------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ ----------------------------------------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   5,560,000
                             ------ ----------------------------------------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ ----------------------------------------------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    5,560,000
---------------------------- ------ ----------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,560,000
--------- ------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          25.5%
--------- ------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

12        PN
--------- ------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------         --------------------------------
CUSIP No.      98144Q10                         Page 4 of 11 Pages
          --------------------
--------------------------------------         --------------------------------


--------- ------------------------------------------------------------------------------------------------------------
 1         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           MTM I, LLC
--------- ------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                  (a) |_|
                                                                                                             (b) |_|

--------- ------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
---------------------------- ------ ----------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ ----------------------------------------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   5,560,000
                             ------ ----------------------------------------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ ----------------------------------------------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    5,560,000
---------------------------- ------ ----------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,560,000
--------- ------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          25.5%
--------- ------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

12        00
--------- ------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------         --------------------------------
CUSIP No.      98144Q10                         Page 5 of 11 Pages
          --------------------
--------------------------------------         --------------------------------


--------- ------------------------------------------------------------------------------------------------------------
 1         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Edmund R. Miller
--------- ------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                  (a) |_|
                                                                                                             (b) |_|

--------- ------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
---------------------------- ------ ----------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  10,000
                             ------ ----------------------------------------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   5,583,650
                             ------ ----------------------------------------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    10,000
                             ------ ----------------------------------------------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    5,583,650
---------------------------- ------ ----------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,583,650
--------- ------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          25.6%
--------- ------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

12        IN
--------- ------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------         --------------------------------
CUSIP No.      98144Q10                         Page 6 of 11 Pages
          --------------------
--------------------------------------         --------------------------------


--------- ------------------------------------------------------------------------------------------------------------
 1         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           David Parker
--------- ------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                  (a) |_|
                                                                                                             (b) |_|

--------- ------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
---------------------------- ------ ----------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  25,000
                             ------ ----------------------------------------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   5,560,000
                             ------ ----------------------------------------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    25,000
                             ------ ----------------------------------------------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    5,560,000
---------------------------- ------ ----------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,585,000
--------- ------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          25.5%
--------- ------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

12        IN
--------- ------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------         --------------------------------
CUSIP No.      98144Q10                         Page 7 of 11 Pages
--------------------------------------         --------------------------------


Item 1            (a):     Name of Issuer:
------                     --------------


                  World Commerce Online, Inc. (the "Issuer")

                  (b):     Address of Issuer's Principal Executive Offices:
                           -----------------------------------------------

                  9677 Tradeport Drive
                  Orlando, Florida 32827


Item 2            (a):     Name of Persons Filing:
------                     ----------------------

                  This statement is being filed by Interprise Technology
                  Partners, L.P.; Miller Technology Management, L.P.; MTM I,
                  LLC; Edmund Miller and David Parker (collectively, the
                  "Reporting Persons").

                  (b):     Address of Principal Business Office or, if None, Residence:
                           -----------------------------------------------------------

                  The principal business office of each Reporting Person is located at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida
                  33131.

                  (c):     Citizenship:
                           -----------

                  Interprise Technology Partners, L.P.; Miller Technology
                  Management, L.P. and MTMI, LLC are organized under the laws of the State of Delaware.

                  Edmund Miller and David Parker are citizens of the United States of America.

                  (d):     Title of Class of Securities:
                           ----------------------------

                  This filing relates to shares of Common Stock, $.001 par value, of the Issuer ("Common Stock").

                  (e)      Cusip Number:
                           ------------

                  The Cusip Number of the Common Stock is 98144Q10.

--------------------------------------         --------------------------------
CUSIP No.      98144Q10                         Page 8 of 11 Pages
--------------------------------------         --------------------------------



Item 3:           If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c),
------            -------------------------------------------------------------------------
                  Check Whether the Person Filing is a:
                  -------------------------------------

                  Not applicable.

Item 4:           Ownership:
------            ---------

(a)     Each of Interprise Technology Partners, L.P., Miller Technology
        Management, L.P. and MTM I, LLC beneficially owns 5,560,000 shares of
        Common Stock. Edmund R. Miller beneficially owns 5,593,650 shares of
        Common Stock. David Parker beneficially owns 5,585,000 shares of Common
        Stock.

(b)     Each of Interprise Technology Partners, L.P., Miller Technology
        Management, L.P., MTM I, LLC and David Parker beneficially owns 25.5% of the class. Edmund R. Miller beneficially owns 25.6% of the class.

(c)      (i)      As of December 31, 2000, the number of shares as to which Interprise
                  Technology Partners, L.P. has:

                  Sole power to vote or to direct the vote:  0
                  Shared power to vote or to direct the vote:  5,560,000
                  Sole power to dispose or to direct the disposal of:  0
                  Shared power to dispose or to direct the disposal of:  5,560,000

         (ii)     As of December 31, 2000, the number of shares as to which Miller
                  Technology Management, L.P. has:

                  Sole power to vote or to direct the vote:  0
                  Shared power to vote or to direct the vote:  5,560,000
                  Sole power to dispose or to direct the disposal of:  0
                  Shared power to dispose or to direct the disposal of:  5,560,000

         (iii) As of December 31, 2000, the number of shares as to which MTM I, LLC has:

                  Sole power to vote or to direct the vote:  0
                  Shared power to vote or to direct the vote:  5,560,000
                  Sole power to dispose or to direct the disposal of:  0
                  Shared power to dispose or to direct the disposal of:  5,560,000

--------------------------------------         --------------------------------
CUSIP No.      98144Q10                         Page 9 of 11 Pages
--------------------------------------         --------------------------------

         (iv)     As of December 31, 2000, the number of shares as to which Edmund R. Miller has:

                  Sole power to vote or to direct the vote:  10,000
                  Shared power to vote or to direct the vote:  5,583,650
                  Sole power to dispose or to direct the disposal of:  10,000
                  Shared power to dispose or to direct the disposal of:  5,583,650

         (v)      As of December 31, 2000, the number of shares as to which David Parker has:

                  Sole power to vote or to direct the vote:  25,000
                  Shared power to vote or to direct the vote:  5,560,000
                  Sole power to dispose or to direct the disposal of:  25,000
                  Shared power to dispose or to direct the disposal of:  5,560,000

Item 5:           Ownership of Five Percent or Less of Class:
------            ------------------------------------------

                  Not applicable.

Item 6:           Ownership of More than Five Percent on Behalf of Another Person:
------            ---------------------------------------------------------------

                  Not applicable.

Item 7:           Identification and Classification of the Subsidiary Which Acquired the
------            ----------------------------------------------------------------------
                  Security Being Reported on By the Parent Holding Company:
                  --------------------------------------------------------

                  Not applicable.

Item 8:           Identification and Classification of Members of the Group:
------            ---------------------------------------------------------

                  Not applicable.

Item 9:           Notice of Dissolution of Group:
------            ------------------------------

                  Not applicable.

Item 10:          Certification:
-------           -------------

                  Not applicable.

--------------------------------------         --------------------------------
CUSIP No.      98144Q10                         Page 10 of 11 Pages
--------------------------------------         --------------------------------




                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date:  February 14, 2001               Interprise Technology Partners, L.P.
                                       By: Miller Technology Management,
                                           L.P., its General Partner
                                           By: MTM I, LLC, its General Partner

                                       /s/ EDMUND R. MILLER
                                       ----------------------------------
                                       Edmund R. Miller, Managing Member



Date:  February 14, 2001               Miller Technology Management, L.P.
                                       By:  MTM I, LLC, its General Partner

                                       /s/ EDMUND R. MILLER
                                       ----------------------------------
                                       Edmund R. Miller, Managing Member


Date:  February 14, 2001               MTM I, LLC

                                       /s/ EDMUND R. MILLER
                                       ----------------------------------
                                        Edmund R. Miller, Managing Member


Date:  February 14, 2001               /s/ EDMUND R. MILLER
                                       ----------------------------------
                                        Edmund R. Miller


Date:  February 14, 2001               /s/ DAVID PARKER
                                       ----------------------------------
                                        David Parker

--------------------------------------         --------------------------------
CUSIP No.      98144Q10                         Page 11 of 11 Pages
--------------------------------------         --------------------------------


                                    EXHIBIT A

                        Agreement Regarding Joint Filing


                  The undersigned hereby agree to file this schedule jointly pursuant to Rule 13d-1(k)(1).

Date:  February 14, 2001              Interprise Technology Partners, L.P.
                                      By: Miller Technology Management,
                                          L.P., its General Partner
                                          By: MTM I, LLC, its General Partner

                                      /s/ EDMUND R. MILLER
                                      ---------------------------------
                                      Edmund R. Miller, Managing Member



Date:  February 14, 2001              Miller Technology Management, L.P.
                                      By:  MTM I, LLC, its General Partner

                                      /s/ EDMUND R. MILLER
                                      ---------------------------------
                                      Edmund R. Miller, Managing Member


Date:  February 14, 2001              MTM I, LLC

                                      /s/ EDMUND R. MILLER
                                      ----------------------------------
                                       Edmund R. Miller, Managing Member


Date:  February 14, 2001              /s/ EDMUND R. MILLER
                                      ----------------------------------
                                       Edmund R. Miller


Date:  February 14, 2001              /s/ DAVID PARKER
                                      ----------------------------------
                                       David Parker